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                                December 4, 2000


CONFIDENTIAL

John Hnanicek
eToys Inc.
12200 West Olympic Boulevard
Los Angeles, California  90064

         Re: RETENTION COMPENSATION

Dear John:

         The Board of Directors of eToys Inc. (including any successor or assignee thereof, the "Company") has authorized the Company to obtain indications of interest for a possible purchase of the Company by a third party. While the Board has not at this time determined to sell the Company, the Board today approved the engagement of an investment bank to act as the Company's advisor in connection with any proposed sale transaction. The Board has determined that, in light of prevailing market conditions, depending upon the achievable valuation in a sale transaction, such a sale may be in the best interests of the Company and its securityholders.

         The Board recognizes that these actions will create uncertainty for you regarding your future employment. Moreover, as a key employee, your participation in the Company's continuing operations during this process as well as your contributions to the process itself will be necessary to enable the Company to successfully consummate any proposed sale. Accordingly, the Company desires to retain your services during this process and, in order to do so, has been authorized by the Board to offer you the following benefit.

         Promptly following your execution of this letter agreement, the Company will pay to you in cash a lump sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Retention Compensation"), less applicable withholdings. The net payment received by you following deduction of applicable withholdings is referred to herein as the "Net Retention Compensation."

         Your Retention Compensation will be deemed fully vested on the earliest to occur of the following (the "Vesting Date"): (a) March 31, 2001, (b) the consummation of a Change of Control of the Company, (c) the Company's termination of your employment without Cause, or (d) your termination of your employment for Good Reason. The definitions of the terms "Change of Control", "Cause" and "Good Reason" are set forth on Exhibit A hereto. Once your

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Retention Compensation Letter
December 4, 2000
Page 2


Retention Compensation has vested, you will not be required to return it or reimburse the Company for it under any circumstances whatsoever.

         In the event that, prior to the Vesting Date, either (i) you voluntarily terminate your employment with the Company without Good Reason or
(ii) the Company terminates your employment for Cause, then, within 30 days following such termination, you will be required to reimburse the Company an amount equal to your Net Retention Compensation, without interest or other penalty. You will not be required to reimburse the Company for any amount greater than the Net Retention Compensation.

         Nothing contained in this letter agreement alters any of the other terms of your employment. Thus, the Retention Compensation is in addition to your current salary, stock options, employee benefits and/or other compensation, all of which will continue to be provided by the Company in accordance with past practice. Further, you will remain an "at-will" employee of the Company. Accordingly, the Company will be free to terminate your employment at any time, and you will be free to terminate your employment with the Company at any time.

         This letter agreement is governed by the laws of the State of California. It may not be amended or modified except through a written amendment signed by the Company and you.

         If this letter agreement is acceptable to you, please so indicate by countersigning it in the place provided below, whereupon it will become a binding agreement between the Company and you. Thank you for your continuing efforts and contributions during this process.

                                       Sincerely,

                                       ETOYS INC.


                                       By: /s/ Edward C. Lenk
                                          -------------------
                                          Edward C. Lenk
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and President


         Accepted and agreed to on December 4, 2000.


         By: /s/ John Hnanicek
            ------------------
            John Hnanicek


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Retention Compensation Letter
December 4, 2000
Page 3


                                    EXHIBIT A

         As used in this letter agreement, the following terms have the following meanings:

I. "Cause" means (a) a willful and deliberate refusal to follow lawful directives of the Company's Chief Executive Officer or Board of Directors which are consistent with your customary duties and responsibilities, where such refusal has continued for more than 15 days following written notice of such refusal; (b) embezzlement or misappropriation of funds or property of the Company; or (c) conviction of a felony involving moral turpitude.

II.      "Change of Control" shall mean the occurrence of any of the following:

                  (A) Any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

                  (B) The consummation of (x) a merger, consolidation, reorganization or comparable transaction to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions referred to in the preceding clause (x) or (y) (a "Transaction") does not otherwise result in a "Change of Control" pursuant to subparagraph (A) of this definition; PROVIDED, HOWEVER, that no such Transaction shall constitute a "Change of Control" under this subparagraph (B) if the Persons who were the stockholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (B) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (B).

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Retention Compensation Letter
December 4, 2000
Page 4



III. "Good Reason" means (a) any adverse change in your job title or the assignment to you of duties materially inconsistent with your position with the Company; (b) a reduction in your current salary; (c) any failure by the Company to continue to pay your current salary in accordance with past practice or to provide employee benefits reasonably comparable to those currently provided to you; (d) the relocation of your office to a location that is more than 50 miles from its current location; (e) the Company's failure to maintain Directors and Officers Insurance reasonably comparable to its existing policy;
         (f) any effort by the Company to rescind or recover from you the Retention Compensation provided by this letter agreement; (g) any disability suffered by you that prevents you from performing your duties generally in accordance with past practice; or (h) your death.